Exhibit 10.2

EMPLOYMENT AGREEMENT BETWEEN

KENNETH M. HARPER AND GREER STATE BANK

Second Amendment

WHEREAS, Greer State Bank (“Bank”) and Kenneth M. Harper (“Executive”) established an Employment Agreement on September 8, 2004, as amended by the First Amendment dated February 22, 2007 (collectively referred to as the “Agreement”);

WHEREAS, the Bank and Executive wish to amend the Agreement; and

WHEREAS, Section 28 of the Agreement allows for amendment of the Agreement by a writing signed by the Executive and the Bank.

NOW, THEREFORE, the Bank and the Executive mutually do covenant and agree to make the following amendments to the Agreement, each of which shall be effective as of December 31, 2008:

Paragraph 6 Incentive Compensation is deleted and is hereby changed to read as follows:

(6) Incentive Compensation. The Bank’s Board of Directors may in its sole discretion, from time to time, grant incentive compensation to the Executive in such amount as it deems appropriate.

The First Paragraph of Section 23 is deleted and is hereby changed to read as follows:

(23) Change of Control. Subject to the provisions of Paragraph (24) below, if within two (2) years following a Change of Control (as hereinafter defined) Executive voluntarily terminates his employment or is terminated by the Bank or its successor without cause, Bank shall fully vest Executive in the salary continuation plan described in Paragraph (22)(b) above and Executive shall be entitled to elect to take either (a) or (b) below:

Paragraph 3 of the First Amendment is deleted, and the following paragraph is hereby added to the end of Section 23 of the Agreement:

Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at termination of employment under such procedures established in accordance with Section 409A of the Code, benefit distributions that are made upon termination of employment may not commence earlier than six (6) months after the date of such termination of employment. Therefore, in the event this paragraph under Section 23 is applicable to the Executive, who is a Specified Employee in accordance with Section 409A of the Code at that time, any distribution which would otherwise be paid to the Executive within the first six (6) months following the termination of employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the termination of Employment. Any subsequent distributions shall be paid in the manner specified.

IN WITNESS WHEREOF, the Bank and the Executive have caused this Second Amendment to the Employment Agreement to be adopted and this document executed this 30th day of December, 2008.

IN THE PRESENCE OF:

/s/ Karen M. Corn	/s/ Kenneth M. Harper
Kenneth M. Harper (Executive)
/s/ Tammy S. Thompson
GREER STATE BANK (Bank)
/s/ Karen M. Corn
	By:	/s/ Walter Burch
/s/ Tammy S. Thompson		Walter Burch, Chairman of the Board